EXHIBIT 5.1

[Caesars Entertainment Corporation Letterhead]

June 27, 2012

Caesars Entertainment Corporation

One Caesars Palace Drive

Las Vegas, NV 89109

Re:	Registration of Securities of Caesars Entertainment Corporation

Ladies and Gentlemen:

In connection with the registration of up to 15,512,734 shares of Common Stock of Caesars Entertainment Corporation, a Delaware corporation (the “Company”), par value $0.01 per share (the “Shares”), under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission on or about the date hereof, such Shares to be issued or delivered pursuant to the Caesars Entertainment Corporation Management Equity Incentive Plan adopted February 27, 2008 (as amended on December 10, 2008, February 23, 2010 and November 29, 2011 and as may be further amended or modified from time to time) and the Caesars Entertainment Corporation 2012 Performance Incentive Plan adopted January 31, 2012 (as may be amended or modified from time to time) (together, the “Plans”) or pursuant to outstanding warrants (the “Warrants”), you have requested my opinion set forth below.

In my capacity as counsel, I have examined originals or copies of those corporate and other records of the Company I considered appropriate.

On the basis of such examination and my consideration of those questions of law I considered relevant, and subject to the limitations and qualifications in this opinion, I am of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the Plans or the Warrants, as applicable, and relevant agreements duly authorized by and in accordance with the terms of the Plans or the Warrants, as applicable, and upon payment for and delivery of the Shares as contemplated in accordance with the Plans or the Warrants, as applicable, and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s Common Stock, or (b) the book-entry of the Shares by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.

I consent to your filing this opinion as an exhibit to the Registration Statement.

Respectfully submitted,
/s/ Michael D. Cohen Michael D. Cohen